Exhibit 99.1

Investor Relations:	Company:
Charles Messman or Todd Kehrli MKR Group (323) 468-2300 tnxi@mkr-group.com	J. Paul Quinn, CFO Telanetix, Inc. (206) 515-9165 pquinn@telanetix.com

TELANETIX ANNOUNCES COMPLETION OF
COMPREHENSIVE FINANCIAL RECAPITALIZATION

Reduces Debt From $29.6 Million to $7.5 Million;
Increases Working Capital by $3 Million

BELLEVUE, WA – July 7, 2010 - Telanetix, Inc. (OTC BB: TNXI), a leading communications solutions provider offering next generation voice services to the business market, today announced the completion of a comprehensive financial recapitalization of the Company. Through an investment by Hale Capital Partners, a New York based investment firm, and its affiliates, Telanetix reorganized its outstanding senior debt, reducing it from $29.6 million to $7.5 million. Hale Capital Partners is also providing an additional $3.0 million dollars for working capital through a backstop of a subsequent rights offering, providing liquidity that strengthens the Company’s ability to execute on its business plan.

“I am extremely pleased to announce completion of this comprehensive financial recapitalization of Telanetix with our new financial partner, Hale Capital Partners, whereby we have significantly reduced our outstanding debt from $29.6 million to $7.5 million and retired all of the outstanding warrants relating to the original debt,” said Doug Johnson, Telanetix’s CEO. “Additionally, Hale Capital Partners has provided us with the working capital we believe we need to accelerate the growth of our core Digital Phone Service (DPS) business. With this simplified capital structure, we can finally see a clear path to paying off all of our outstanding debt and realizing the profits from our growing core business. We are very excited to have an investor like Hale Capital Partners aligned with our existing stakeholders’ interests and we look forward to executing on our business plan to grow our market share in the rapidly expanding Digital Phone Service market.”

“We are very pleased to announce today our investment in and partnership with Telanetix,” said Martin Hale, CEO of Hale Capital Partners. “Telanetix has a service offering that delights customers while providing a viable economic model for the company. Having helped produce a clean capital structure, we are excited to be working with a team able to focus on their core mission of providing superior and cost effective services. Telanetix offers business customers an easy to use, cost effective, powerful alternative to today’s traditional telecom providers. We look forward to working with the Telanetix management team as they execute their business plan to capitalize on the significant opportunity ahead of them.”

Effective immediately, Martin Hale, CEO of Hale Capital Partners, has been appointed to the Telanetix board of directors.

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Financial Recapitalization Details
Pursuant to the Company’s recapitalization, Telanetix has reduced its debt from $29.6 million to $7.5 million. The $7.5 million of new debt is straight term debt under a 4-year note that bears an interest rate of Prime plus 4.75% per annum. During the first 12 months of the term of the note, the Company is only obligated to pay the interest portion of the loan, as the principal will not amortize until the second year of the term. The new debt is not convertible (other than in connection with the rights offering and in the manner described below) and has no dilutive potential. All of the warrants related to the original debt of $29.6 million have been retired and no new warrants were issued to Hale Capital Partners. In consideration for the capital to pay off the original debt holder, Enable Capital, the Company issued 287.5 million of its common shares to Hale Capital Partners, making it the largest shareholder of the Company with 64.26% of the fully diluted shares outstanding. In addition to the capital to facilitate the reorganization of the original debt holder, Hale Capital Partners is providing the Company with $3 million in working capital. In connection with the Hale purchase agreement, the Company has agreed to conduct a rights offering under the terms of which it will distribute, at no charge to the holders of its common stock, non-transferable rights to purchase up to an aggregate of approximately 78 million common shares at a subscription price of $0.03852 per share. The number of subscription rights to be distributed per share of common stock will be set forth in a registration statement to be filed with the SEC and a prospectus distributed to stockholders of record as of the record date. Telanetix agreed to use the gross proceeds of the rights offering to redeem an aggregate of $3 million of principal of the note issued to Hale Capital Partners. To the extent the gross proceeds of the rights offering are less than $3 million, the Company and Hale agreed that Hale would exchange the principal amount to be redeemed (up to $3 million) for shares of common stock at an exchange price equal to the subscription price of $0.03852 per share. The total number of outstanding shares following the recapitalization, but prior to the rights offering, is approximately 345 million shares, with approximately 447 million fully diluted shares outstanding including options and previously issued out of the money warrants.

Telanetix plans to report its second quarter financial results for the quarter ended June 30, 2010, on August 11, 2010 after the close of the market.

About Telanetix, Inc.
Telanetix is a leading communications solutions provider offering next generation voice services to the business market.  Telanetix solutions meet the real-world communications demands of its customers with powerful, cost effective industry-leading communication solutions. The company's voice offerings, marketed under the "AccessLine" brand, give business customers a flexible, easy to use, cost effective alternative to today’s traditional phone service, offering flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. Additional information may be found at the Telanetix corporate website, www.telanetix.com.

About Hale Capital Partners
Based in New York City, Hale Capital Partners has established itself as a leading private equity firm focused on strategic minority and control investments in public companies and their subsidiaries.  Hale Capital Partners’ team is comprised of seasoned private equity veterans and entrepreneurs, who bring not only deep domain expertise in the telecommunications space, but also hands-on operating experience to help build highly successful companies.

Safe Harbor Statement
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future payment of debt, execution of business plans, financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission could materially and adversely affect our business, operating results and financial condition. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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